UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2010

ClearOne Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

001-33660	87-0398877
(Commission File Number)	(I.R.S. employer identification number)

5225 Wiley Post Way, Suite 500 Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 975-7200
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Notification of Delay in Filing Transition Report in Form 10-K

On April 1, 2010, ClearOne Communications, Inc. (“ClearOne”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”)pertaining to its Transition Report on Form 10-K for the six-months period ended December 31, 2009 (the “Transition Report”).

As already stated in the Form 12b-25 the Company is in the process of gathering required information to complete the accounting for acquisition of NetStreams, Inc. previously reported on November 9, 2009. Since, the Company is unable to complete the accounting for acquisition the Company could not finalize the Transition Report and timely file the Transition Report.

The Company is working diligently and expeditiously to complete the accounting for acquisition and will file the Transition Report as soon as possible.

Unaudited Estimated Results of Operations for the transition period of six-months ended December 31, 2009

The following estimated results of operations are provided on the basis of currently available information. The Company expects to report a net income for the transition period of six months ended December 31, 2009 of approximately $0.4 million on revenues of approximately $16.8 million, as compared to a net income for six months ended December 31, 2008 of $2.3 million (restated) on revenues of $21.0 million (restated). The decrease in net income is primarily due to reduction in revenues and margin due to a slow down in the economy and due to higher legal expenses. While the Company does not expect the audited results for the transition period ended December 31, 2009 to materially differ from those reported above, since the Company has not completed the audit for the transition period ended December 31, 2009 the audited results ultimately reported in Form 10-K may differ from those reported above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE COMMUNICATIONS, INC.

Date: April 16, 2010	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer